Exhibit 99.2

Management Assertion

As of and for the year ended December 31, 2007, the Retail Credit Operations Division of
Wachovia Bank, National Association (the Bank) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's
(MBA's) Uniform Single Attestation Program for Mortgage Bankers (USAP), relating to its servicing of prime equity lines (home equity lines of credit), pursuant to the respective Sales and
Servicing Agreements for the Summitt Prime Equity Lines Trust 2002 and the Wachovia Asset
Securitization Inc. (WASI) Trust 2002 HE-1, 2002 HE-2, 2003 HE-1, 2003 HE-2, 2003 HE-3,
2004 HE-1, 2004 HEMM-1, 2004 HEMM-2, 2005 HEMM-1, 2007 HE-1, and 2007 HE-2
(collectively the Trusts), except for minimum servicing standards I.2, I.4, III.3, III.4, III.6, V.3, and V.4, which management has determined to be inapplicable to the servicing of the Trusts, and minimum servicing standards II.3, II.4, and V.2 as explained below, which have been disclosed as material noncompliance.

Mortgage Payments Allocation of Principal and Interest (II.3)
Certain mortgage payments were not properly allocated to principal and interest in accordance with the mortgagor's loan documents as the interest rates were set up incorrectly at loan origination.
Mortgage Payments Loan Payoffs (II.4)
Certain mortgage payments identified as loan payoffs were not allocated in accordance with the mortgagor's loan documents as the interest rates were set up incorrectly at loan origination.
Mortgagor Loan Accounting Adjustments on ARM loans (V.2)
Certain adjustments on ARM loans were not computed based on the related mortgage note and related ARM rider as the interest rates were set up incorrectly at loan origination.

As of and for this same period, the Bank had in effect a fidelity bond policy in the amount of
$200 million and an errors and omissions policy in the amount of $25 million.

/s/ April Hughey
4/10/2008
April Hughey Date
Vice President, Securitizations

/s/ Walter Davis
4/10/2008
Walter Davis Date
Executive Vice President, Retail Credit Operations